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                                                                 EXHIBIT (e)(18)

                       NBCi/TELOCITY OPERATING AGREEMENT

     This Operating Agreement (the "Agreement") is made and entered into as of December 10, 1999 (the "Effective Date") between NBC Internet, Inc., a Delaware corporation, with its principal place of business at 225 Bush Street, San Francisco, California 94104 ("NBCi") and Telocity, Inc., a California corporation, with its principal place of business at 10355 N. De Anza Boulevard, Cupertino, California 95014-2027 ("Telocity"). Subject to the provisions of
Section 20.7, Telocity acknowledges that NBCi will fulfill its obligations under this Agreement itself and through various of its subsidiaries, including Snap! L.L.C. ("Snap"), a Delaware limited liability company and Xoom.com, Inc. ("Xoom"), a Delaware corporation. The parties hereby agree as follows:

1.   Background.
     ----------

     1.1. Telocity is an emerging provider of branded, broadband services, currently and primarily provided through DSL, targeted specifically at the residential market space. Telocity will provide the next-generation of broadband services to consumers by deploying the first open, end-to-end platform for delivering digital services to, and throughout, the home.

     1.2. NBCi and/or its subsidiaries operate a search and aggregation "portal" site on the Web and a direct marketing site on the Web.

     1.3. Concurrently with this Agreement, Telocity, NBCi, NBC and others have entered into a Series C Preferred Stock Purchase Agreement dated December 10, 1999 ("Stock Purchase Agreement").

     1.4. Concurrently with this Agreement, Telocity and NBC have entered into a Letter Agreement dated December 10, 1999 ("Letter Agreement") whereby NBC will provide Telocity with certain television advertising services.

     1.5. Concurrently with this Agreement, Telocity and NBCi have entered into a Letter Agreement dated December 10, 1999 ("Letter Agreement") whereby NBCi will provide Telocity with certain television advertising services.

2.   Certain Definitions. As used in this Agreement, the terms set forth below
     -------------------
     shall have the following meanings:

     2.1. "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

     2.2.   "Additional Interfaces" shall have the meaning set forth in Section
            4.4.

     2.3. "Affiliate" means as to any Person, (i) any other Person that directly or indirectly controls, owns, is controlled or owned by, or is under common control or ownership with such first Person, (ii) any subsidiary of such first Person, and (iii) any subsidiary of any subsidiary of such first Person. A Person shall be

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            deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     2.4. "Co-Branded Site" means the co-branded version of the Enhanced Site that will be created in accordance with Section 4 below.

     2.5. "Content Portal(s)" means the specific aggregations of linked content within areas of the Co-Branded Site, which are organized around the Telocity Content.

     2.6. "Enhanced Site" means the enhanced, high-speed version of the NBCi Sites focused on rich media content, together with any successor site(s) thereof and any co-branded editions of such service that have been or may be developed for NBCi's third party distribution partners and licensees.

     2.7.   "Impression" means the display of any Promotion on any NBCi Site.

     2.8. "Intellectual Property Right(s)" means any patent, copyright, trademark, trade secret, trade dress, mask work, moral right, right of attribution or integrity or other intellectual or industrial property rights or proprietary rights arising under the laws of any jurisdiction (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

     2.9. "Interfaces" means the Front Door Interfaces and the Additional Interfaces.

     2.10. "Last Mile Technologies" means all technologies used to provide the last, short-distance link of broadband Internet functionality to and from consumers' residences to and from the broad telecommunications infrastructure.

     2.11. "Last Mile Technologies Expenses" means the following Telocity expenses incurred in providing Last Mile Technologies as part of the Telocity Services through the Co-Branded Site; including, without limitation, recurring monthly line cost (which are the monthly fees Telocity incurs for last mile connectivity services from carriers), nonrecurring telecommunications costs (i.e. RBOC costs) and nonrecurring inside wiring costs.

     2.12. "Launch Date" means the date on which the Co-Branded Site functions properly and is made accessible to Users.

     2.13. "Look and Feel" means the graphical user interface and flow of User experience of an Internet site.

     2.14. "Market Deployment Plan" means the introduction of the Telocity Platform in at least thirty-two (32) markets covering eighty-five percent (85%) of the DSL-ready homes of Telocity's last mile providers in those markets by the end of 2000 and

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            fifty-one (51) markets covering eighty-five percent (85%) of the
            DSL-ready homes of Telocity's last mile providers in those markets by the end of 2001.

     2.15. "NBC" means the National Broadcasting Company, Inc., a Delaware corporation with its principal place of business at 30 Rockefeller Plaza, New York, New York 10112.

     2.16. "NBCi Competitor" means any entity or Affiliate thereof listed in Exhibit C. NBCi may update this list of competitors periodically
            ---------
            with the prior written-approval of Telocity.

     2.17. "NBCi's Core Business" means (a) information, navigation and content aggregation services distributed primarily through the Internet that provide, across more than several topics of general interest that do not relate to each other or to a common topic, a combination of all or substantially all of the following: Internet searching, content aggregation, topical interest categories and web directories (a "Portal Service"); (b) community services distributed, primarily through the Internet that offer its members, at a minimum, homepages, e-mail and chat rooms (a "Community Service"); or (c) selling or marketing a broad range of third party products and services primarily through the Internet (an "e-Commerce Service").

     2.18. "NBCi Aggregate User Data" means any aggregate data collected by NBCi or any NBCi subsidiary about Users of broadband services or promotions.

     2.19. "NBCi Marks" means any trademarks, trade names, service marks and logos that may be delivered by NBCi to Telocity hereunder.

     2.20. "NBCi Member" means a User who has registered to become a member of one of NBCi's, or one of NBCi's subsidiary's, registration based services, including without limitation, the NBCi Sites and the free email service available at www.email.com.
                                       -------------

     2.21. "NBCi Product Manager" means an NBCi employee or independent contractor holding editorial authority and responsibility for a portal, site, collection, area, center or page on the NBCi Sites.

     2.22.  "NBCi Properties" means the NBCi Sites and the Co-Branded Site.

     2.23. "NBCi Services" means the Web-based services offered by NBCi through the Co-Branded Site.

     2.24. "NBCi Sites" means: (i) subject to the "Distributor" (as defined in Section 8.1) exclusion in Section 8.1, any and all search and aggregation "portal," direct marketing, and commerce Web sites, whether operated by NBCi, a subsidiary of NBCi, or a third party under an "NBCi" brand, including, without limitation, the Web sites located at http://www.snap.com, http://www.xoom.com, http://www.nbc.com, and http://www.videoseeker.com, together with any mirror sites, any co-branded editions of such site that have been or may be developed for

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            Distributors (other than the Co-Branded Site), and successors to the foregoing; (ii) the Enhanced Site, and successors to the foregoing;
            (iii) the International Editions if the parties mutually agree in writing pursuant to Section 8.2; (iv) any third party Web sites hosted by NBCi; and (v) if NBCi so elects within its sole discretion, the Web site located at http://www.nbci.com and
                                                -------------------
            successors thereto, and NBC's network of affiliate Web stations' Web sites, as updated from time to time by NBCi in its sole discretion.

     2.25. "NBCi Wires" means NBCi's email newsletters sent by NBCi or an subsidiary to NBCi Members.

     2.26. "Network Operation Expenses" means fees and monthly depreciation cost of network equipment related to the Telocity Services including, cost of tail circuits, co-location fees, bandwidth capacity costs, POP driven costs, and other network costs (which are NOC capital costs, subscriber driven costs, transit costs, fixed data exchange costs and monthly backbone costs).

     2.27. "OSS" means Telocity's operational service and support system described in Exhibit B plus the modifications that may be made from
                         ---------
            time to time to such operational service and support system.

     2.28. "Overlapping Services" means those products and services each party offers to its customers (e.g., utility and communication products and services) that share a significant degree of commonality.

     2.29. "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other legal entity.

     2.30. "Promotions" means (i) banners, buttons, windows, portals, front door windows, text links, and other promotions that are offered by NBCi now or in the future and link directly to the Telocity Sites and/or Co-Branded Site from the NBCi Sites; and/or (ii) text links within email newsletters distributed by NBCi (including, without limitation, NBCi Wires) and other promotions that are offered by NBCi now or in the future and link directly to the Telocity Sites and/or Co-Branded Site.

     2.31. "Shipping and Handling Expenses" means all of Telocity's shipping and handling expenses incurred in shipping the Gateway to Subscribers.

     2.32. "Subscriber Fees" means all fees paid by Subscribers for a Telocity Service.

     2.33. "Telocity Aggregate User Data" means any aggregate data collected by Telocity or any Telocity subsidiary about Users of broadband services or promotions.

     2.34.  "Telocity Competitor" means any entity listed in Exhibit D. Telocity
                                                             ---------
            may update this list of competitors periodically with the prior written approval of NBCi.

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     2.35.  "Telocity Content" means Telocity's and its licensors' text links, logos, graphic links, and other materials, tools, content, or text that are delivered by Telocity to NBCi hereunder.

     2.36. "Telocity's Core Business" means the provision of next generation, Subscriber-based broadband services to consumers emphasizing convenience, utility and ease of use. Telocity is deploying the first open, end-to-end platform for delivering these services to its Subscribers, both to the home and throughout the home which provides an infrastructure for delivering value-added services to Subscribers.

     2.37. "Telocity Database" means User Profile Data and any other information relating to Users of the Telocity Sites or the Co-Branded Site or other customers of Telocity or purchasers of Telocity Services who have had information about them collected or otherwise obtained by Telocity, or for Telocity's use or benefit, for the purpose of direct marketing or other communication activities, and all updates or additional information that may be added to such database during the Term.

     2.38. "Telocity Fraction" for a quarter means (a) the total number of pages displayed by the Co-Branded Site for during the quarter, divided by (b) the total number of pages displayed by the entire NBCi Properties for such period; provided, however, that at such time as NBCi distinguishes between broadband and narrow band editions in its ad serving accounting, item (b) shall be limited to the pages displayed by the broadband editions of the NBCi Properties for such period.

     2.39. The "Telocity Gateway" (or the "Gateway") means the gateway described in Exhibit B, plus the modifications that may be made from time to time to such gateway.

     2.40. "Telocity Marks" means Telocity's and its licensors' trademarks, trade names, service marks and logos that may be delivered by Telocity to NBCi hereunder.

     2.41.  "Telocity Network" means Telocity's network described in Exhibit B
                                                                     ---------
            plus the modifications that may be made from time to time to such network.

     2.42. "Telocity Only Service" means a Telocity service that is not an Overlapping Service.

     2.43. "Telocity Services" means any and all services and products offered through the Telocity Platform.

     2.44. "Telocity Sites" means the Internet site operated by Telocity at http://www.telocity.com, together with any mirror sites, which shall not provide products or services competitive with those offered on the Co-Branded Site.

     2.45.  "Telocity Users" means all Users described in the Telocity Database.

     2.46. "Telocity Window" means a window on the Front Door Interfaces as described in Section 4.3.

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     2.47.  "Term" means the term of this Agreement as defined in Section 12.1.

     2.48.  "User" means any end-user of the Web.

     2.49. "User Profile Data" means data regarding a User provided by the User on the NBCi Sites, the Telocity Sites or the Co-Branded Site or otherwise to NBCi or Telocity: the User's name, password, hint question, hint answer, birthday, zip code, country, time zone and gender.

     2.50.  "Web" means the World Wide Web part of the Internet.

3.   Telocity Platform.
     -----------------

     3.1.   Proprietary Technology. Telocity and/or (to the best of Telocity's
            ----------------------
            knowledge) its licensors own, and over the course of the Term shall own pursuant to Section 13.8, various patents and other Intellectual Property Rights _in certain technology that enable Telocity to create and operate the Telocity Platform and provide the Telocity Services (the "Proprietary Technology"), including, but not limited to, the following:

            3.1.1 the automated personal computer/telephone-based loop qualification for a customer's DSL line qualification, Web-based customer sign-up, and Web-based system for deployment, provisioning and customer support.

            3.1.2 The Gateway combines a DSL modem, an analog modem, and a microprocessor unit that automates installation, customer support and service upgrades. The Gateway allows a consumer who subscribes to a Telocity Service (a "Subscriber") to split the broadband Internet connection to multiple devices within the home. The Gateway allows for the measuring, metering and billing of both subscription and value added services provided to the Subscriber.

     3.2.   Telocity Platform Described. Telocity has developed and is using the
            ---------------------------
            Proprietary Technology to provide to consumers a broadband Internet distribution platform consisting of the Gateway, the Telocity Network, and OSS (collectively, the "Telocity Platform") that will facilitate the delivery of broadband Internet access services to, and throughout, the home. The Telocity Platform is an "always on", automated broadband service platform that is available to consumers utilizing the Gateway. Telocity will use the Telocity Platform to deploy broadband Internet service to the home initially via DSL, but also via other means of high data rate connections to the home such as cable, wireless local loop, satellite and any such delivery platforms that may emerge as reasonably accepted industry standards in the future.

     3.3.   Modifications. Telocity agrees to consider in good faith any
            -------------
            reasonable requests of NBCi to modify the Telocity Platform from time to time to improve the Telocity Platform's ability to work with the Co-Branded Site and the Interfaces. For purposes of this Agreement, all modifications to the Telocity Platform,

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            including those made pursuant to this Section 3.3, shall be deemed to be included within the defined term Telocity Platform.

4.   Co-Branded Site.
     ---------------

     4.1.   Co-Branded Site Described. NBCi will develop the Co-Branded Site for
            -------------------------
            use with the Telocity Platform in accordance with this Section 4, and Telocity will provide reasonable assistance in connection therewith. The Co-Branded Site will be a co-branded version of the Enhanced Site focused on instant access to information, communications, utility, and entertainment/media content and will include, among other things, content and services tailored to capitalize on the always on, broadband environment. The parties will jointly develop the specifications for the Co-Branded Site, and NBCi will create the Co-Branded Site according to the joint specifications developed by the parties. NBCi, however, will have ultimate decision making authority over all aspects of the Co-Branded Site, including the content contained therein, subject to compliance with the mutually agreed upon specifications.

     4.2.   Front Door Interfaces. NBCi will develop interfaces to the Co-
            ---------------------
            Branded Site for: (i) the personal computer; (ii) the television; and (iii) devices with flat panel displays in which the presentation of information will be similar to that of a personal computer (e.g. information appliances), specifically designed for the broadband delivery of high-speed Internet access over the Telocity Platform (collectively, the "Front Door Interfaces"). The parties will collaborate to provide input to the development of specifications for the Front Door Interfaces, and the specifications will detail a User experience that is compatible with the Co-Branded Site. NBCi will create the Front Door Interfaces according to the joint specifications developed by the parties. NBCi, however, will have ultimate decision making authority over all aspects of the Front Door Interfaces (other than the Telocity Window), subject to compliance with the mutually agreed upon specifications.

     4.3.   Telocity Window. The Telocity Window will appear on the Front Door
            ---------------
            Interfaces at any time there is Telocity Content, Telocity Services or Telocity technologies (i.e., technologies and/or access to technologies which may appear in an Additional Interface) that cannot be effectively integrated into the Front Door Interface. The Telocity Window may contain only Telocity Content, Telocity Services and Telocity technologies (i.e., technologies and/or access to technologies which may appear in an Additional Interface) that cannot be effectively integrated into the Front Door Interface at that time. The parties will collaborate to provide input to the development of specifications for the Telocity Window, including which party will host the Telocity Window, and the specifications will detail a User experience that is compatible with the Co-Branded Site. NBCi will create the Telocity Window according to the joint specifications developed by the parties. Telocity, however, will have ultimate decision making authority over all aspects of the Telocity Window, subject to compliance with the mutually agreed upon specifications.

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     4.4.   Additional Interfaces. The parties anticipate that over time
            ----------------------
            different interfaces to the Co-Branded Site or other information in addition to the Front Door Interfaces ("Additional Interfaces") will be created for other devices (e.g. flat-panel displays other than those included within Front Door Interfaces, wireless devices (WAP format and future format standards that may emerge), personal digital assistants, cordless phones, cellular phones, information appliances which do not present information in a similar manner to that of a personal computer, and other devices that may emerge in the future) (the "Other Devices") for use in the home and "on the go" which will necessitate that content from the Co-Branded Site or other sources be displayed in different formats. For Additional Interfaces designed and created by NBCi as set out in Section 4.5, the parties will jointly develop the specifications for the Additional Interfaces with the intention of creating a consistent and cohesive User experience across the various features and applications offered on the Co-Branded Site. The goal with such Additional Interfaces will be to mix the functional requirements of the Other Device while maintaining a consistent Look and Feel to the Co-Branded Site. However, for such Additional Interfaces designed by a party, ultimate decision making authority will reside with a party, subject to compliance with the mutually agreed upon specifications.

     4.5.   Review and Implementation of Content for Other Devices and
            ----------------------------------------------------------
            Additional Interfaces. NBCi and Telocity will jointly develop the
            ---------------------
            Top Level Specifications for the design of Additional Interfaces. Both parties agree to make good faith efforts to analyze the cost and revenue potential for each Other Device and share information pertaining to market research, consumer behavior, emerging business models, and other such relevant information. Prior to beginning the process itself or with a third party, Telocity agrees to give NBCi at least sixty (60) days after delivery of a written request to NBCi to determine whether NBCi will provide content from the Co-Branded Site to an Additional Interface for an Other Device and design and create the Additional Interface for such Other Device. NBCi may, in its sole discretion, determine that the aggregation, packaging, and design of content from the Co-Branded Site for delivery to a specific Other Devices is not commercially and/or strategically viable to pursue.

            4.5.1 Should NBCi elect to provide content designed for the Other Device in a manner that is compatible with an Additional Interface and implement the joint specifications for the Additional Interface, NBCi will make commercially reasonable efforts to deliver the content and the Additional Interface within a mutually agreed upon period of time.

            4.5.2 Should NBCi elect to provide content designed for the Other Device in a manner that is compatible with an Additional Interface but not design and create such Additional Interface, (i) NBCi will make commercially reasonable efforts to deliver the content within a mutually agreed upon period and (ii) Telocity may contract with an independent third party, who is not an NBCi Competitor, to provide such Additional Interface design and creation services, provided that such services are delivered to the

                                       8
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                   Subscriber in such a manner that the Subscriber experiences the same Look and Feel of the Co-Branded Site across the various Interfaces.

            4.5.3 Should NBCi decide to neither provide such content nor design and create such Additional Interface, Telocity shall ask NBCi, for a mutually agreed fee, for NBCi to provide additional resources needed to provide content and create and design such Additional Interface, and if the parties are unable to reach agreement with respect to such fee within ten
                   (10) days, then Telocity may contract with an independent third party, who is not an NBCi Competitor, to provide such services, provided that such services are delivered to the Telocity Subscriber in such a manner that the User experiences the same Look and Feel of the Co-Branded Site, to the extent reasonable, across the various Interfaces.

     4.6.   Co-Branding Features. Each page on the Co-Branded Site will include
            --------------------
            branding for NBCi and Telocity so that the NBCi Marks and Telocity Marks are both Above the Fold and are of substantially equivalent value and prominence to each other. Telocity Services and the customer care features for such services will also be prominently displayed on the Co-Branded Site. The parties shall mutually agree on the branding for content delivered from the Co-Branded Sites to Other Devices and the Additional Interfaces.

     4.7.   Launch Date. NBCi and Telocity will use diligent efforts to achieve
            -----------
            a Launch Date for the Co-Branded Site before June 30, 2000.

     4.8.   Hosting. Except as expressly set forth in this Agreement, NBCi will
            -------
            host the Co-Branded Site and the Front Door Interfaces on its servers, on servers within its control, or servers of a third party under contract with NBCi and will provide all computer hardware, software and personnel necessary to operate and maintain the Co-Branded Site as a functional site accessible to Users.

     4.9.   Advertising. NBCi shall own and have the right to use or sell all of
            -----------
            the advertising inventory on the Co-Branded Site, except that neither NBCi or any NBCi subsidiary shall display on the Co-Branded Site any window or banner advertisements for Telocity Competitors. Moreover, other than as expressly set forth herein, NBCi shall have the right to display any third party links, media, banner advertisements, other promotions, and/or paid or unpaid editorial content anywhere on the NBCi Sites.

     4.10.  DNS Redirecting. Except as expressly set forth in this Agreement,
            ---------------
            using Domain Name System redirection, the URL for the Co-Branded Site will begin with http://telocity.snap.com. Telocity agrees that NBCi will be entitled to count all page views of the Co-Branded Site towards NBCi's traffic as measured by Media Metrics and other Internet traffic-auditing firms.

     4.11.  Harvesting. Telocity shall provide all Telocity Content as required
            ----------
            herein pursuant to NBCi's harvesting technical specifications, as updated in NBCi's sole

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            discretion from time to time, including those set forth at
            http://partnermarketing.snap.com/guide/htmlharvest.html (Standard
            -------------------------------------------------------
            HTML Harvest Specifications),
            http://partnermarketing.snap.com/guide/htmlsample.html (Sample of
            ------------------------------------------------------
            HTML harvested content);
            http://partnermarketing.snap.com/Thor/media_mockups.html (Rich Media
            --------------------------------------------------------
            Harvesting Specifications), or any other successor URLs designated by Snap. Harvested Telocity Content will maintain the Enhanced Sites' Look and Feel and will include branding for Telocity using Telocity Marks, in such form and placement as a NBCi Product Manager shall determine in his or her sole discretion. Telocity shall ensure that all Telocity Content remains at all times current by continually providing NBCi with timely updates to the Telocity Content. Furthermore, under no circumstances shall Telocity Content include any content of a NBCi Competitor, reference an NBCi Competitor or a service which conflicts with an offering of NBCi.

     4.12.  Exclusivity. During the Term, except as expressly provided otherwise
            -----------
            in this section, NBCi shall be the exclusive Internet content provider to Telocity for the Telocity Platform for utility, communications, media and entertainment content (collectively, the "Exclusive Content"). In addition, Telocity may not enter into any other agreement with third parties for provision of Portal Services, Community Service or E-Commerce Services on the Telocity Platform during the Term. Further, during the Term, Telocity may not own any material equity interest in, loan any monies to, or enter into any joint venture or partnership with any NBCi Competitor without the consent of NBCi. If Telocity identifies a category of products or a content area within the Exclusive Content that is then currently not provided by NBCi ("Unavailable Content"), Telocity shall notify NBCi in writing of such deficiency; provided, however, that Telocity may not request a product or content specific to a particular vendor. If NBCi does not notify Telocity in writing, within forty-five (45) days of NBCi's receipt of Telocity's notification, of NBCi's election to deliver, or is not able to deliver, within a mutually agreeable time period from such notification, the Unavailable Content, Telocity shall have the right to contract with an independent third party for development services to produce the Unavailable Content, provided that (i) NBCi is not obligated to pay for such incremental services, and (ii) no NBCi Competitors may be chosen by Telocity unless the desired product or content is only available from an NBCi Competitor. Telocity shall select third party content providers that are consistent with the same level of quality, experience, and reliability offered on the combined Telocity Platform and Co-Branded Site.

     4.13.  Promotional Exclusivity. During the first three (3) years of the
            -----------------------
            Term, NBCi will not promote, through co-branded, on-air television marketing, any Telocity Competitors offering broadband delivery of Internet services. However, NBCi shall have the right to terminate the promotional exclusivity set out in this section under the following circumstances: (a) Telocity fails to launch the Telocity Platform in more than fifty percent (50%) of the service markets on an annual basis as designated in the Market Deployment Plan, (b) in the event that Patti Manuel-Hart should leave the employ of Telocity for any reason during the first three (3) years of the Term, NBCi will not promote, through co-branded, on-air television marketing, any Telocity Competitors offering broadband delivery of Internet services. However, NBCi shall have the right to terminate the promotional exclusivity set out in this section under the following circumstances: (a) Telocity fails to launch the Telocity Platform in more than fifty percent (50%) of the service markets on an annual basis as designated in the Market Deployment Plan, (b) in the event that Patti Manuel-Hart should leave the employ of Telocity for any reason during the first

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            three (3) years of the Term, or (c) within eighteen (18) months following the Effective Date, Telocity fails to complete a Qualifying Offering (as defined in Telocity's Third Amended and Restated Articles of Incorporation) or a private placement of its debt or equity securities (not including the private placement contemplated by the Stock Purchase Agreement) that results in net proceeds to Telocity of an amount that will enable the continued expansion of the Subscriber base for the Telocity Platform at least fifty percent (50%) of the rates set forth in the Market Deployment Plan for a period of six (6) months following the closing of such Qualifying Offering or private placement, as applicable.

     4.14.  Satellite Delivery.  Telocity agrees to grant NBCi's Affiliate, GE
            ------------------
            AmeriCom, a right of first negotiation for the delivery of the Telocity Service via satellite. This right is strictly for the carriage of Telocity Service via satellite. This right does not pertain to any content distribution on the Telocity Service. Beginning after thirty (30) days following the date that Telocity provides GE Americom with written notice of its desire to begin such discussions, which shall not be sent by Telocity before Telocity is prepared to begin good faith negotiations, Telocity shall be free to begin discussions with third parties regarding the satellite delivery of the Telocity Services. The parties agree that time is of the essence with respect to this Section 4.14.

     4.15.  Video Programming and Channels.  In the event that, during the Term,
            ------------------------------
            Telocity or NBCi desires to offer any new class or type of video programming or channels (i.e., full motion video of four minutes or more in length) containing news, sports or entertainment on the Telocity Platform or the Co-Branded Site, Telocity or NBCi, as the case may be (the "Offering Party"), shall so notify NBC in writing. NBC and the Offering Party shall then negotiate exclusively and in good faith with one another for a period of thirty (30) days following NBC's receipt of such written notice concerning the inclusion of video programming or channels of NBC and its affiliates (including, for example, anything broadcast on the NBC Television Network, all television stations owned and operated by NBC or any cable, digital or Internet network owned or controlled by NBC or its affiliates). In the event that the parties are unable to reach a final agreement during such period, then, on the last day of such period, the Offering Party shall submit to NBC its final offer, in writing (the "Offer"), which offer shall be made in good faith and shall represent the price, terms and conditions that the Offering Party reasonably expects to receive for such programming or channel in an arm's-length transaction with a third party. NBC shall then have ten (10) business days to accept or reject the Offer. If NBC rejects the Offer, the Offering Party shall be free to negotiate with and enter into agreements with third party(s) with respect to such video programming or channels. NBC and Telocity acknowledge that, in accordance with Section 4.12 hereof, NBCi shall be the exclusive Internet content provider to Telocity for the Telocity Platform for media and entertainment content and that this Section
            4.15 does not limit such exclusivity in any manner. This Section
            4.15 shall not be amended without the written consent of NBC.

5.   Product Development; Overlapping Services.
     -----------------------------------------

     5.1.  Product Development.  Both parties shall mutually agree to the
           -------------------
           top-level specifications and objectives ("Top Level Specifications") for overall jointly developed product offerings relating to the Telocity Network, End User Hardware and Software Products, and associated software and utilities.

     5.2.  Telocity Network.  The parties shall mutually develop the Top Level
           ----------------
           Specifications and requirements of the Telocity Network, including content distribution infrastructure, network speed, hosting capabilities, usage monitoring and interconnect points, for the purpose of supporting a jointly developed product offering. Under no circumstances will such collaboration be construed to create or grant NBCi or any NBCi Affiliate any Intellectual Property Rights in the Telocity Platform or any component thereof, such as the Gateway or the OSS. Telocity will reasonably consider NBCi's comments with respect to the Telocity Network, but Telocity will have the ultimate decision making authority with respect to the Telocity Network, subject to compliance with the Top Level Specifications. NBCi will reasonably consider Telocity's comments with respect to advertising serving and tracking, but NBCi will have the ultimate decision making authority with respect to the with respect to advertising serving and tracking.

     5.3.  End User Hardware and Software Products.  The parties shall mutually
           ---------------------------------------
           develop the Top Level Specifications and requirements of the joint hardware and software offerings (respectively, "End User Hardware" and "Software Products"), including Gateway capabilities, software installer features, and integration of software and services onto the Subscriber's operating system. Telocity will reasonably consider in good faith NBCi's comments with respect to End User Hardware and Software Products, but Telocity will have the ultimate decision making authority with respect to the End User Hardware and Software Products, subject to compliance with the Top Level Specifications. Under no circumstances will such collaboration be construed to create or grant NBCi or any NBCi Affiliate any Intellectual Property Rights in the Telocity Platform or any component thereof, such as the Gateway or the OSS.

     5.4.  New Product/Service Milestones.  Telocity agrees to use commercially
           ------------------------------
           reasonable efforts to introduce at least one new product or service for use on the Telocity Platform once a quarter during the two year period following the Effective Date.

     5.5.  Overlapping Services.  Although NBCi's Core Business and Telocity's
           --------------------
           Core Business are distinctly different businesses, the parties acknowledge that there is and may nevertheless be Overlapping Services. Each party shall share in the revenue streams created by the Overlapping Services as set forth in Section 10.1. In order to maximize and coordinate the collective opportunity presented by Overlapping Services, the parties agree as follows:

           5.5.1 If either party has an existing product or service, and the other party wishes to offer an Overlapping Service, then the other party will be free to set features, pricing and revenue models for such Overlapping Service, but will confer with the party with the existing product or service.

           5.5.2 In all instances where NBCi releases a generally commercially available full production version of an Overlapping Service which is similar to an existing Telocity Service, then the existing revenue share for the applicable Telocity Services shall be adjusted as provided in Section 10.1. For those Overlapping Services that are non Web-based, NBCi shall design such Overlapping Service to include materially enhanced features and functionality to distinguish the product from the Overlapping Service offered by Telocity.

           5.5.3 In all instances where Telocity releases a generally commercially available full production version of an existing NBCi Service, Telocity shall design such Overlapping Service to include materially enhanced features and functionality to distinguish the product from the Overlapping Service offered by NBCi.

           5.5.4 If an Overlapping Service is identified by either party, then the parties will work together to develop the specifications for integrating the product or services into the Telocity Platform and the Co-Branded Site, as appropriate.

           5.5.5 Any disputes concerning Overlapping Services will be subject to the negotiation procedures described in Section 19. If the negotiation procedures detailed in Section 19 fail, then both parties agree that such "Overlapping Services" will be placed within the Telocity Window. The purpose of such placement will be to minimize the confusion to the Subscriber caused by the placement of two (2) similar products that do not offer distinctly differentiated features or functionality.

6.   Account Management.
     ------------------

     6.1.  Service Quality Milestones.  Both parties will mutually agree in
           --------------------------
           writing on an annual basis on appropriate performance criteria for the Telocity Services and Co-Branded Site.

     6.2.  Billing.  Telocity shall be solely responsible for all billing,
           -------
           collection services and customer support services with respect to all products and services delivered by the parties to Subscribers via the Telocity Platform.

     6.3.  Account Management.
           ------------------

           6.3.1.  Account and Contact Managers.  For the purposes of this
                   ----------------------------
                   Agreement, Liz White shall be NBCi's account manager for Telocity and Karen Papajohn shall be Telocity's contact manager for NBCi (collectively, the "Managers"). Subject to
                   Section 20.12, the Managers shall be the primary points of contact for inquiries and requests and information related to the activities conducted by either party pursuant to this Agreement. Each Manager shall provide the other with such information and assistance as may be reasonably requested by the other from time to time. Either party to this Agreement may change its designated Manager by giving the other party written notice of such change provided in accordance with Section 20.12.

           6.3.2.  Meetings.  Each party shall designate a team of individuals
                   --------
                   for specific responsibilities of the party under this Agreement, such as technical integration and marketing (collectively, the "Teams"). Each party's Team shall include the active participation of at least one (1) officer at the vice president level. The individuals on the initial Teams are outlined in Exhibit F. Each team will meet on a frequency
                                   ---------
                   determined to be necessary by the applicable team, but no less than once per month during the first three (3) years of the Term and approximately at least once per quarter during each year thereafter; each of those Teams shall meet separately at the offices of Telocity or NBCi (with the location to alternate between the two) to monitor and manage the relationship of the parties and any items under this Agreement either party wishes to bring to the attention of the other party.

           6.3.3.  Annual Review. Beginning three (3) years after the Effective
                   -------------
                   Date, the parties will meet on an annual basis to review the business arrangement set out in this Agreement in light of changed industry conditions and other business considerations and mutually agree upon certain milestones to be set forth for the remainder of the Term with respect to both parties' continued performance under this Agreement. Any modifications or amendments to this Agreement relating to such milestones will require the written consent of both Telocity and NBCi.

           6.3.4.  Board Review.  NBCi and Telocity agree to review the status
                   ------------
                   of the activities specified in this Agreement at least twice a year during each party's respective board meetings.

7.   Advertising, Marketing and Promotion.
     ------------------------------------

     7.1.  Email Solicitations.  During the Term, NBCi will have the exclusive
           -------------------
           right to transmit all direct marketing email solicitations to Subscribers as provided in Section 9, except as provided in Section 9.4.

     7.2.  Marketing by Telocity.  Subject to Section 13.5, Telocity shall use
           ---------------------
           commercially reasonable efforts to market the Telocity Services in the relevant local markets of the United States, by direct marketing to Subscribers by means other than email solicitations, including, without limitation, voice messaging in the message inbox, print advertising, direct physical mail, outdoor, radio and television, and other means of marketing that may emerge in the future; provided, however, Telocity shall not use email in any such marketing activities except as provided in Section 9.4. All third party messages included in such marketing efforts will contain no content of or reference to NBCi Competitors. The third party messages shall not be on behalf of any third parties and shall be solely for the purpose of promoting or upselling Telocity Services and the Telocity Platform; provided, however, that such third party messages may include third party products and services (for example, in connection with Telocity's affinity program) without NBCi's approval from entities that are not NBCi Competitors so long as the third party product or service is not in a category for which NBCi has an express contractual relationship (of which Telocity has notice) with respect to the direct marketing of such product or service. NBCi will provide Telocity with a list of such relationships within thirty (30) days of the Effective Date and will update the list from time to time. Telocity will be responsible for all marketing expenses for the Telocity Services with the exception of the Promotions described in Section 7.5.

     7.3.  Promotional Events.  Both parties shall make good faith efforts to
           ------------------
           identify additional promotional events to support the Telocity Services (e.g. special product and marketing announcements ) and the Co-Branded Site through the use of the Co-Branded Site to deliver exclusive broadband content for such promotional events to Telocity Subscribers.

     7.4.  Online Promotion Design.  Telocity will design and create all
           -----------------------
           Telocity Content required for the Promotions in accordance with NBCi's technical and editorial guidelines, as updated in NBCi's sole discretion from time to time, including those set forth at http://www.snap.com/media/ or any successor URL designated by NBCi.

     7.5.  Online Promotions.  Beginning on the Effective Date, NBCi will use
           -----------------
           commercially reasonable efforts to deliver a total value of online promotional value in the aggregate dollar amount of Five Million Dollars ($5,000,000) during the first three (3) years of the Term through the delivery of Impressions on the NBCi Sites; provided, however, that at least fifty percent (50%) of all Impressions delivered hereunder shall be delivered to the locations of the NBCi Sites as mutually agreed in writing by the parties. Except as specified in the foregoing sentence, the delivery of the Impressions hereunder and the format of the Promotions will be based on a schedule and placement guidelines selected by NBCi, in its sole discretion and at the rates set forth in the applicable NBCi standard rate card. Any Impression not listed in the applicable NBCi standard rate card shall be assigned the value of a comparable Impression on such rate card by NBCi. If NBCi fails to deliver the required number of Impressions during the first three (3) years of the Term, Telocity agrees that NBCi shall have an additional six (6) months to deliver such Impressions.

8.   Co-Branded and International Editions.
     -------------------------------------

     8.1   Co-Branded Editions.  Telocity acknowledges that NBCi produces co-
           -------------------
           branded editions of the NBCi Sites for various resellers, distributors, other licensees and/or joint venture partners (collectively the "Distributors"). In some cases, such Distributors are entitled to replace NBCi's default content with other content within their own co-branded editions of any NBCi Site. Notwithstanding any other provisions of this Agreement, if any such Distributor has exercised its right to replace Telocity Content with other content, then NBCi will not be required to display the Promotions or Telocity Content within such Distributor's co-branded edition of the NBCi Sites. If NBCi does display the Promotions or Telocity Content within a co-branded edition of any NBCi Site, such display will be governed by this Agreement.

     8.2   International Editions.  NBCi is currently considering creating one
           ----------------------
           (1) or more international editions of the NBCi Sites to reflect appropriate localized and local partner content ("International Editions") and may desire to include localized Telocity Content within such International Editions. Upon NBCi's request, Telocity agrees to negotiate in good faith regarding the terms under which Telocity would agree to amend this Agreement to grant NBCi the right to include Telocity Content and Promotions on one (1) or more International Editions.

9.   User Profile Data and Direct Marketing.
     --------------------------------------

     9.1.  Data Ownership.  Each Subscriber whose User Profile Data is collected
           --------------
           by a party or its subsidiaries through the Co-Branded Site, the Telocity Site or the Telocity Platform, shall be asked to consent to the provision of such User Profile Data to the other party. Each party shall in its reasonable discretion, place and word such consent request on the Co-Branded Site, the Telocity Sites and the Telocity Platform, as applicable, and shall consider comments from the other party with respect to such consent requests. The User Profile Data for each Subscriber who so consents shall be provided to the other party and shall be jointly owned by NBCi and Telocity. Any data collected through the Co-Branded Site for all other Users, except for the Telocity Aggregate User Data, shall remain owned solely by NBCi. At all times, NBCi will be the sole owner of all User data that is collected from the NBCi Sites and Telocity will be the sole owner of all User data that is collected from the Telocity Sites. NBCi Aggregate User Data and Telocity Aggregate User Data shall be jointly owned by NBCi and Telocity. Before a User is permitted to become a Subscriber, the User must consent (e.g., in the Telocity terms of service) to the provision of the User's User Profile Data to NBCi.

     9.2.  Use of Information and Confidentiality.  Each party will have the
           --------------------------------------
           right to use any information provided by the other party subject to the confidentiality restrictions set forth in Section 20.4. All data collected from Users through the Co-Branded Site, the Telocity Sites and the Telocity Platform will be kept confidential and not disclosed to non-affiliated third parties by each party in accordance with the privacy policy and standards established by that party's respective privacy policy.

     9.3.  Direct Marketing.  During the Term, NBCi, shall have the exclusive
           ----------------
           right to use (or allow an Affiliate to use, in which case all references to "NBCi" in this Section 9 shall refer to such Affiliate) the information contained in Telocity

           Database for email-based direct marketing purposes as set forth in this Section (with the exception of customer correspondence specifically pertaining to non-commercial communications with Subscribers, including, but not limited to, customer service, billing and technical support). NBCi shall have a right to execute, or cause to be executed, promotional email offers to all or some of the Users described in the Telocity Database. Such email offers shall be drafted by NBCi following a mutually agreed upon template, approved by Telocity (and such approval shall not be unreasonably withheld) and will appear to come from "Telocity and Snap"; provided, however, each email will not be subject to Telocity's approval. Such email messages may have links to the NBCi Sites or the Co-Branded Site, as NBCi shall decide in its sole discretion. Products offered in such emails may include NBCi's products or services or third party products and/or services that NBCi has the right to offer, and NBCi shall select all of such products to be offered in its sole discretion. NBCi agrees that any direct marketing solicitations to Subscribers will not include advertisements or commercial messages for Telocity Competitors. NBCi may choose to distribute emails to some or all Users in Telocity Database. NBCi shall also have the option to create and host "sell" pages for any marketing campaign, arrange for purchase orders to be processed and fulfilled, and for customer service and inventory matters to be coordinated in relation to the products offered in emails distributed pursuant to this Section, as NBCi shall determine in its sole discretion. All direct marketing solicitations will afford the User with an easy and accessible means to unsubscribe. NBCi agrees that co-branded advertisements will not include advertisements or commercial messages for Telocity Competitors.

     9.4.  Telocity Promotional Offers.  Notwithstanding Section 9.3, Telocity
           ---------------------------
           shall have the right to send (i) emails to Users described in Telocity Database solely with respect to the billing and administration of the Telocity Services; and (ii) periodic email newsletters related to the Telocity Services, but such emails and newsletters may not promote services provided by an NBCi Competitor. Further, Telocity may present promotional offers to its Subscribers with their bill or newsletter (the "Promotional Offers"). The Promotional Offers shall not be on behalf of any third parties and shall be solely for the purpose of promoting or upselling Telocity Services; provided that, however, such Promotional Offers may include third party products and services (for example, in connection with Telocity's affinity program) without NBCi's approval from entities that are not NBCi Competitors so long as the third party product or service is not in a category for which NBCi has an express contractual relationship with respect to such product or service. NBCi will provide Telocity with a list of such relationships and will update the list from time to time. With the exception of the aforementioned emails and newsletters, all other emails to Users described in Telocity Database will be delivered by NBCi in order to ensure a consistent marketing message.

     9.5.  Telocity Database Management.  Subject to Telocity's agreements with
           ----------------------------
           Subscribers, on or before the Launch Date, Telocity will electronically send NBCi all User Profile Data then contained in the Telocity Database to one (1) or more FTP addresses designated by NBCi in a mutually agreed upon format. In the event that such agreements prohibit the foregoing, Telocity will make best efforts to obtain consent of the Subscribers to the transfer of the User Profile Data to NBCi. Beginning one (1) month following the Launch Date, on a monthly basis, Telocity will send NBCi updates of the User Profile Data. Such updates will be provided in a mutually agreed-upon format. Both parties will use commercially reasonable efforts to implement NBCi's universal User registration process by the Launch Date so that Users who have registered to become Subscribers do not need to again enter their personal data to become NBCi Members. Telocity will provide NBCi, on a monthly basis, Telocity's standard report containing the Telocity Aggregate User Data.

     9.6.  NBCi Aggregate User Data Management.  NBCi will provide Telocity, on
           -----------------------------------
           a monthly basis, NBCi's standard report containing the NBCi Aggregate User Data.

10.  Payments and Credits.
     --------------------

     10.1. Revenue Sharing.
           ---------------

           10.1.1  Telocity Only Services.  Beginning on the Launch Date,
                   ----------------------
                   Telocity shall pay to NBCi, on a quarterly basis, ten percent (10%) of the net revenues actually received by Telocity for the basic Telocity internet access service. For purposes of this Section 10.1.1, net revenues shall mean gross revenues less a cost of goods sold figure based on the following items: (i) Last Mile Technologies Expenses, (ii) Shipping and Handling Expenses, and (iii) Network Operations Expenses, but excluding all Gateway rebate expenses, which shall be treated as customer acquisition costs by Telocity.

           10.1.2  Value-Added Services.  Telocity will pay, on a quarterly
                   --------------------
                   basis, ten percent (10%) of the net revenues actually received by Telocity for value-added services, which are Telocity subscriber services other than internet access. For the first eighteen (18) months after the Effective Date, net revenues shall mean gross revenues less a cost of goods sold figure based on the following items: (i) Last Mile Technologies Expenses, (ii) Shipping and Handling Expenses, and (iii) Network Operations Expenses, but excluding all Gateway rebate expenses, which shall be treated as customer acquisition costs by Telocity. After eighteen (18) months from the Effective Date, net revenues for value-added services will be calculated as gross revenues less a cost of goods sold figure arrived at in accordance with generally accepted accounting principles.

           10.1.3  Overlapping Services.  At such time as a value-added service
                   --------------------
                   is an Overlapping Service, Telocity will pay NBCi, on a quarterly basis, forty percent (40%) of the net revenues referenced in Section 10.1.2 actually received from revenues generated by the Overlapping Service provided by Telocity.

           10.1.4  NBCi Services. NBCi shall pay Telocity, on a quarterly basis,
                   -------------
                   forty percent (40%) of the net revenues actually received by NBCi or its subsidiaries derived from (i) all revenue from advertising running on the Co-Branded Site (including, but not limited to, banner ads and windows) multiplied by the Telocity Fraction; (ii) anchor tenancies and other tenancies that are solely on the Co-Branded Site; (iii) e-Commerce Services (including but not limited to, targeted e-mails and product sales, fees for "host and sell" pages, and transaction fees from national online merchants) attributable to Subscribers (NBCi will make best efforts to ensure that such revenues can be attributed to Telocity Subscribers); and
                   (iv) subscription and pay per view media (including but not limited to, music, video, gaming, and other media services) attributable to Telocity Users. For purposes of this Section 10.1.4, "net revenues" shall mean gross revenues actually received by NBCi or its subsidiaries, less, as applicable, agency fees, selling expenses, returns, bad debt expenses, revenue sharing expenses payable to third parties, content fees, licensing fees, fraud, commissions and service fees. After eighteen (18) months from the Effective Date, net revenues for NBCi Services will be calculated as gross revenues less a cost of goods sold figure arrived at in accordance with generally accepted accounting principles.

           10.1.5  Unavailable Content.  In the event that Telocity chooses to
                   -------------------
                   contract with an independent third party for Unavailable Content, NBCi shall receive forty percent (40%) of the gross revenues actually received from the placements of such Unavailable Content within the Telocity Platform, less, as applicable, agency fees, selling expenses, returns, bad debt expenses, revenue sharing expenses payable to third parties, content fees, licensing fees, fraud, commissions and service fees.

     10.2. Bundled Services.  Telocity may offer bundled services from time to
           ----------------
           time that will be priced less than the aggregate price for all the component parts. In order to calculate the net revenues due NBCi for purposes of Section 10.1 based on the sale of the bundled Telocity Services, the parties will jointly determine the appropriate net revenue share for each item in the bundle, determine the ratio of the relative value of each item in the bundle based on the price of all items when purchased individually and apply such ratio to the revenue generated by the bundled offering. For example, assume a bundled Telocity Service package consisting of ten (10) discrete Telocity Services (seven (7) of which are Telocity Only Services and three (3) are Overlapping Services that meet the criteria of Section 5.5.2) costs a Subscriber One Hundred Dollars ($100) a month. Purchasing these ten (10) discrete Telocity Services individually would cost the Subscriber Two Hundred Dollars ($200) a month. If the three (3) Overlapping Services individually priced cost Fifty Dollars ($50) per month, the ratio would be twenty-five percent (25%) for the Overlapping Services. Therefore the net revenue share payable to NBCi by Telocity for the three (3) Overlapping Services would be 40% of 25% of the net revenues for such $100 and the net revenue share payable to NBCi by Telocity for the 7 Telocity Only Services would be 10% of

            75% of the net revenues for such $100. NBCi shall have the right, exercisable in its reasonable discretion, to permit Telocity to bundle NBCi Services (such as pay-per-view movies) with Telocity Services; provided, however, that NBCi will have the right in its sole discretion to establish the price to Telocity for such bundled NBCi Services, and Telocity shall have the right in its sole discretion to price the overall bundle to the Subscriber.

     10.3.  Payment. Payments under this Agreement will be made by check or wire
            -------
            transfer of immediately available funds. All amounts due from one party to another party hereunder shall be due and payable on a quarterly basis by the forty-fifth (45/th/) day following the quarter in which such amount can be reasonably accrued in accordance with generally accepted accounting principles.

     10.4.  Warrants. Upon execution of this Agreement, Telocity will issue to
            --------
            NBCi a warrant to purchase 1,039,122 shares of Series C Preferred Stock, in the form attached hereto as Exhibit G and, to NBC, a warrant to purchase 850,191 shares of Series C Preferred Stock, in the form attached hereto as Exhibit G.

11.  Records and Audits.
     ------------------

     11.1.  Accounting Standards. It is expressly understood and agreed by the
            --------------------
            parties that all computations relating to the determination of the amounts due and payable pursuant to this Agreement shall be made in accordance with nationally recognized and generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board ("F.A.S.B.") or through other appropriate boards or committees thereof and shall be consistently applied for all periods after the Effective Date. The parties will recognize topline revenues related to this Agreement based generally upon principles for revenue recognition used by F.A.S.B. for accounting practices, and the SEC for reporting practices.

     11.2.  Audit Rights. Each party agrees to keep accurate books of account
            ------------
            and records at its principal place of business covering all transactions relating to this Agreement. Each party or any duly authorized representative shall have the right, at all reasonable hours of the day, but no more than once a year, to audit, each of the other party's books of account and records and all other documents and material in the possession or under the control of such other party, whether in electronic format or otherwise, with respect to the subject matter and the terms of this Agreement and to make copies and extracts thereof; provided that no such audit may include any periods more than three years prior to the date of audit. In the event that any such audit reveals an underpayment by the audited party, the audited party shall immediately remit payment to appropriate party in the amount of such underpayment plus interest calculated at a rate of one and one-half (1 1/2%) per month, or the maximum rate allowed by law, compounded daily, calculated from the date such payments were actually due until the date when such payment is in fact actually made. Further, in the event that any such underpayment is greater than five percent (5%) of the amount due for the period being audited, the audited party shall reimburse the party conducting the audit for the reasonable costs and expenses of such audit. All books of account and records of each party covering all transactions relating to this Agreement shall be retained by such party for at least three (3) years after the expiration or termination of this Agreement, as the case may be, for possible inspection and/or audit by the other parties.

12.  Term; Termination.
     -----------------

     12.1.  Term. The term of this Agreement will begin on the Effective Date
            ----
            and end on the last day of the fifteenth (15/TH/) year after the Effective Date, unless otherwise terminated as set forth in this Agreement (the "Term").

     12.2.  Termination for Cause. Either NBCi or Telocity may terminate this
            ---------------------
            Agreement at any time by giving written notice of termination to the other party if any other party commits a material breach of its obligations hereunder, including a material breach of a relevant party's privacy policy, that is not cured within sixty (60) days after notice thereof from the non-breaching party.

     12.3.  Termination for Insolvency. Either party may terminate this
            --------------------------
            Agreement upon sixty (60) days notice, and shall have no further obligation under this Agreement, if the other party becomes insolvent; makes an assignment for the benefit of creditors; makes or sends notice of a bulk transfer; calls a meeting of its creditors with respect to its inability to pay its obligations owed to such creditors on customary terms; defaults under any agreement, document or instrument relating to the party's indebtedness for borrowed money; or ceases to do business as a going concern; or if a petition is filed by or against the party under any bankruptcy or insolvency laws which is not dismissed within ninety (90) days of the date of filing.

     12.4.  Competitor Termination. NBCi may terminate this Agreement at any
            ----------------------
            time by giving written notice of termination to Telocity if Telocity experiences a change in its ownership, such that an NBC Competitor (as defined in the Stock Purchase Agreement) or an NBCi Competitor, directly or indirectly, holds an equity interest greater than thirty-three (33) percent in Telocity, or otherwise acquires control of Telocity, or if Telocity is acquired by or merges with an NBCi Competitor. NBCi shall have the right to exercise the termination right set forth in this Section 12.4 for up to three (3) months after the occurrence of the event that triggered such a termination right.

     12.5.  Termination by NBCi. NBCi may terminate this Agreement at any time
            -------------------
            by giving written notice of termination to Telocity if within eighteen (18) months following the Effective Date, Telocity fails to complete a Qualifying Offering (as defined in Telocity's Third Amended and Restated Articles of Incorporation) or a private placement of its debt or equity securities (not including the private placement contemplated by the Stock Purchase Agreement) that results in net proceeds to

            Telocity of an amount that will enable the continued expansion of the Subscriber base for the Telocity Platform at least fifty percent (50%) of the rates set forth with the Market Deployment Plan for a period of six (6) months following the closing of such Qualifying Offering or private placement, as applicable.

     12.6.  Consequences of Termination. Upon the termination or expiration of
            ---------------------------
            this Agreement, all licenses granted hereunder shall immediately terminate and each party shall return or destroy all Confidential Information of the other party in its possession. Neither party shall be liable to the other for damages of any sort resulting solely from any termination of this Agreement in accordance with its terms.

13.  Intellectual Property.
     ---------------------

     13.1   Ownership.
            ---------

            13.1.1  Telocity Materials. NBCi acknowledges that Telocity and its
                    ------------------
                    licensors own and shall own all rights, title and interest in the Telocity Marks, Telocity Content, the Telocity Window and its specifications, Additional Interfaces developed by Telocity without NBCi (except as provided in Section 13.4), Telocity Sites, Proprietary Technology (collectively referred to as "Telocity Materials"). NBCi acknowledges that it has no, and shall receive under this Agreement no, ownership rights in the Telocity Materials. In the event NBCi or any of its subsidiaries, by operation of law or otherwise obtains any Intellectual Property Rights in the Telocity Materials, NBCi shall, or cause its subsidiaries to, irrevocably assign to Telocity and its successors and assigns any of NBCi's or its subsidiaries' right, title and interest thereto, including without limitation, any and all worldwide copyrights and patent rights and all renewals and extensions and divisionals, continuations in part and foreign applications and registrations thereof and for all uses and purposes whatsoever.

            13.1.2  NBCi Materials. Telocity acknowledges that NBCi, and its
                    --------------
                    licensors own and shall own all rights, title and interest in the NBCi Marks, the NBCi Sites, Co-Branded Site (except the Telocity Content contained therein), the Front Door Interfaces, the specifications to such Front Door Interfaces, the Additional Interfaces developed by NBCi without Telocity (except as provided in Section 13.4), and the specifications to such Additional Interfaces (collectively referred to as "NBCi Materials"). Telocity acknowledges that it has no, and shall receive under this Agreement no, ownership rights in the NBCi Materials. In the event Telocity by operation of law or otherwise obtains any Intellectual Property Rights in the NBCi Materials, Telocity shall irrevocably assign to NBCi and its successors and assigns of any and all of Telocity's right, title and interest thereto, including without limitation any and all worldwide copyrights and any and all renewals and extensions thereof and for all uses and purposes whatsoever.

            13.1.3  Jointly Developed Additional Interfaces. Except for (i)
                    ---------------------------------------
                    Additional Interfaces developed by Telocity without NBCi,
                    (ii) Additional Interfaces developed by NBCi without Telocity and (iii) Section 13.4, each party acknowledges that the other party jointly owns all jointly developed Additional Interfaces and all specifications to such Additional Interfaces, and neither party shall have an obligation of accounting to the other with respect to such jointly developed Additional Interfaces and specifications thereto.

     13.2   Telocity Marks and Content. Telocity hereby grants to NBCi and its
            --------------------------
            subsidiaries a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, (i) to use, display and publish the Telocity Marks and Telocity Content, and (ii)to modify and create derivative works of the Telocity Content, solely for purposes of rescaling. In the event the International Editions are deemed included within this Agreement pursuant to Section 8.2, Telocity hereby further grants to NBCi and its subsidiaries a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to modify and create derivative works of the Telocity Content solely as permitted hereunder. In the event the International Editions are deemed included within this Agreement pursuant to Section 8.2, Telocity shall in good faith modify the Telocity Marks to incorporate changes reasonably suggested by NBCi for the relevant target audience (e.g., complying with local laws or avoiding the use of offensive terms in the local language). Any use of the Telocity Marks by NBCi must comply with any reasonable usage guidelines communicated by Telocity to NBCi from time to time. Nothing contained in this Agreement will give NBCi any right, title or interest in or to the Telocity Content, Telocity Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Telocity will have the right to approve all marketing materials used by NBCi that use the Telocity Marks in any way. NBCi acknowledges that Telocity is the sole and exclusive owner of the Telocity Marks. NBCi shall use Telocity Marks so that they create a separate and distinct impression from any other trademark that may be used on materials bearing the Telocity Marks. NBCi agrees that all use of the Telocity Marks by NBCi shall inure to the benefit of and be on behalf of Telocity and its licensors.

     13.3   Proprietary Technology. Telocity hereby grants NBCi and its
            ----------------------
            subsidiaries (and, to the extent necessary for NBCi to perform hereunder, to subcontractors designated by NBCi, which are not Telocity Competitors) a non-exclusive, non-transferable royalty-free right and license during the Term to access and/or use the Proprietary Technology, including related documentation, methodology and tools, whether existing as of the Effective Date or developed by Telocity after the Effective Date, to enable NBCi to fulfill its obligations hereunder. Any subcontractors who receive a license under this provision shall first have signed a written agreement at least as protective of Telocity's rights as the terms and conditions of Section 20.4.

     13.4   Integration Technologies. Telocity acknowledges that NBCi and its
            ------------------------
            licensors own and shall own all rights, title and interest in the technology used to integrate the Telocity Window into the Front Door Interfaces and that such technology shall constitute NBCi Materials for purposes of this Agreement; provided, however, if NBCi has to develop specific technology to integrate the Telocity Window into the Front Door Interfaces, then the parties shall jointly own such technology. If in designing and creating an Additional Interface, NBCi has to develop specific technology to design and create the Additional Interface, then the parties shall jointly own such technology. With respect to any such jointly owned technology neither party shall have an obligation to accounting to the other.

     13.5   NBCi's License Grants. NBCi hereby grants to Telocity a non-
            ---------------------
            exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the NBCi Marks as permitted in Section 7.2 and to use, reproduce and display the NBCi Marks in advertising, marketing and promotion of the Co-Branded Site, the Telocity Platform and the Telocity Services. Any use of the NBCi Marks by Telocity must comply with any reasonable editorial and usage guidelines communicated to Telocity by NBCi from time to time. Telocity shall submit for approval to NBCi, and NBCi shall have the sole right of approval over any uses of the NBCi Marks; provided that NBCi shall use the same standard of approval as it applies to any proposed use by NBCi or its subsidiaries and provided, further, that following approval of a particular format and purpose of use, Telocity shall be deemed to have continuing approval in the specific manner and for the format and purpose of use approved without the necessity of seeking specific approvals for each additional use. Nothing contained in this Agreement will give Telocity any right, title or interest in or to the NBCi Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Telocity acknowledges and agrees that, as between Telocity and NBCi, NBCi or its licensors are the sole owners of all rights in and to the NBCi Marks. NBCi will have the right to approve all marketing materials used by Telocity that use the NBCi Marks in any way. Telocity agrees that all use of the NBCi Marks by Telocity shall inure to the benefit of and be on behalf of NBCi and its licensors.

     13.6   General Limitation. Neither party will use the other party's
            ------------------
            proprietary marks in a manner that disparages the other party or its products or services, or portrays the other party or its products or services in a false, competitively adverse or poor light. If a party is authorized to use the other party's proprietary marks, the party will comply with the other party's requests as to the use of the other party's proprietary marks and will avoid any action that diminishes the value of such marks. Either party's unauthorized use of the other's proprietary marks is strictly prohibited.

     13.7   General Reservation. Neither party grants any license to the other
            -------------------
            except as specifically set forth in this Section 13. Except as is expressly set forth under this

            Section 13, both parties expressly reserve all of their right, title and interest in their respective Intellectual Property Rights.

     13.8   Protection of Telocity Platform. Telocity agrees to use commercially
            -------------------------------
            reasonable efforts to protect the Telocity Platform through owning and/or licensing all Intellectual Property Rights therein and to use commercially reasonable efforts to maintain and enforce the same.

14.  Responsibility for the Sites and Products. Telocity acknowledges and agrees
     -----------------------------------------
     that, as between Telocity and NBCi, Telocity will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the Telocity Platform and the Telocity Sites and the offer or sale of any Telocity Services by Telocity or through Telocity Sites or Co-Branded Site, or through emails delivered for Telocity by NBCi. NBCi acknowledges and agrees that, as between NBCi and Telocity, NBCi will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the NBCi Properties and the NBCi Services and the offer or sale of any NBCi Services by Telocity or by NBCi.

15.  Telocity Representations and Warranties.
     ---------------------------------------

     15.1 Telocity represents and warrants: (i) Telocity possesses sufficient right, title, interest and license in or to all Intellectual Property Rights embodied in or used in connection with the Telocity Marks, the Telocity Content, the Telocity Platform, and the Telocity Site to perform its obligations hereunder; (ii) Telocity has full power and authority to grant the licenses in Sections 13.2 and 13.3 above; (iii) Telocity's use of the Co-Branded Site, the Telocity Platform and the Telocity Services pursuant to the license granted it in Section 13.5 above shall in no way constitute an infringement or other violation of an Intellectual Property Right or any other right of any third party; and (iv) the execution of this Agreement by Telocity, and the performance by Telocity of its obligations and duties hereunder, do not and will not violate any agreement to which Telocity is a party or by which it is otherwise bound.

     15.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 15.1 ABOVE, TELOCITY MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE TELOCITY CONTENT, TELOCITY MARKS, TELOCITY PLATFORM, TELOCITY SERVICES AND TELOCITY SITES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, OR AS MAY BE SET FORTH IN EXHIBIT B.

16.  NBCi Representations and Warranties.
     -----------------------------------

     16.1 NBCi represents and warrants to Telocity: (i) NBCi possesses sufficient right, title, interest and license in or to all Intellectual Property Rights (excluding rights to third party content, for example, user-generated content) embodied in or used in connection with the Front Door Interface and the Co-Branded Site to perform its obligations hereunder; (ii) NBCi has full power and authority to grant the licenses in Sections 13.5 above; (iii) NBCi's use of the Telocity Marks, Telocity Content and Proprietary Technology pursuant to the license granted it in Sections 13.2 and
            13.3 above shall in no way constitute an infringement or other violation of an Intellectual Property Right or any other right of any third party; and (iv) the execution of this Agreement by NBCi, and the performance by NBCi of its obligations and duties hereunder, do not and will not violate any agreement to which NBCi is a party or by which it is otherwise bound.

     16.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 16.1 ABOVE, NBCi MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE NBCi MARKS, NBCi PROPERTIES AND NBCi SERVICES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

17.  LIMITATION OF DAMAGES. EXCEPT FOR SECTION 18, NO PARTY WILL BE LIABLE FOR
     ---------------------
     ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.  Mutual Indemnification.
     ----------------------

     18.1.  Indemnification by NBCi. NBCi shall indemnify, defend and hold
            -----------------------
            Telocity and its officers, directors, employees and agents harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that Telocity may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (i) the operation of the NBCi Properties, (ii) the transmission of emails or other solicitations by NBCi or any NBCi subsidiary to a Subscriber in violation of any applicable privacy policy or legislation or anti-spamming statutes, (iv) Telocity's use of the NBCi Marks in accordance with this Agreement, (v) any claim that the intellectual property of NBCi or any NBCi subsidiary infringes an Intellectual Property Right of any third party (except in cases where Telocity is required to indemnify NBCi under Section 18.2), and (vi) the use or disclosure of User Profile Data in violation of this Agreement or any applicable law or regulation.

     18.2.  Indemnification by Telocity. Telocity shall indemnify, defend and
            ---------------------------
            hold NBCi, and its Affiliates, officers, directors, employees and agents, harmless from and against any Losses that NBCi or its Affiliates may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (i) the use of the Telocity Content, Telocity Marks or Proprietary Technology by NBCi and/or its Affiliates in accordance with this Agreement; (ii) the operation of the Telocity Sites or Telocity Platform; (iii) the offer or sale of Telocity Services by Telocity on or through Telocity Sites or the Co-Branded Site or any emails sent by NBCi or a third party pursuant to Section 9.3, (iv) any claim that the intellectual property of Telocity or any Telocity subsidiary or provided by Telocity hereunder (including the Proprietary Technology), Telocity Sites or Telocity Content infringes an Intellectual Property Right of any third party, (v) the use or disclosure of User Profile Data in violation of this Agreement or any applicable law or regulation, or (vi) the violation of any telecommunications laws, rules or regulations by Telocity.

     18.3.  Indemnification Procedures. If any party entitled to indemnification
            --------------------------
            under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

19.  Alternative Dispute Resolution. Unless the parties otherwise agree in
     ------------------------------
     writing and except as qualified in Section 5.5.5, any dispute, controversy, disagreement or claim, regardless of the legal or equitable theory involved, arising out of or with reference to this Agreement (each, a "Dispute") shall be settled in accordance with the terms of this Section
     19. Other than as expressly provided otherwise in this Agreement, the parties will act in good faith and use commercially reasonable efforts to resolve any Dispute between the parties or any of their respective subsidiaries under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby within ten (10) days of notice by one party to the other of a specific dispute. Upon the expiration of such initial ten (10) day period, if a Dispute has not been resolved by the parties, the parties shall submit such Dispute to the parties' chief executive officers, who shall meet within an additional ten (10) day period to discuss the resolution of such Dispute in good faith. Such meeting shall continue for a minimum of two (2) business days, unless the dispute is resolved prior to the expiration of such two
     (2) day period. Except as provided in Section 5.5.5, upon the expiration of the second ten (10) day period, if such Dispute remains unresolved, each party may seek any remedy available to it at law or otherwise. Neither party will seek, nor will be entitled to seek, outside resolution of the Dispute until after expiration of the second ten (10) day period.

20.  Miscellaneous.
     -------------

     20.1.  Assignment. NBCi shall have the right to assign all of its rights
            ----------
            and liabilities hereunder to an Affiliate or to any person or entity that (i) acquires all or substantially all of NBCi's operating assets (whether by asset sale, stock sale, merger or otherwise) or
            (ii) results from a merger or reorganization of NBCi pursuant to any plan of merger or reorganization. Telocity shall have the right to assign all of its rights and liabilities hereunder to any person or entity that (i) acquires all or substantially all of Telocity's operating assets (whether by asset sale, stock sale, merger or otherwise) or (ii) results from a merger or reorganization of Telocity pursuant to any plan of merger or reorganization; provided, however, that such person or entity is not an NBCi Competitor.

     20.2.  Relationship of Parties. This Agreement will not be construed to
            -----------------------
            create a joint venture, partnership or the relationship of principal and agent between any of the parties hereto, nor to impose upon any party any obligations for any losses, debts or other obligations incurred by another party except as expressly set forth herein.

     20.3.  Applicable Law. This Agreement will be construed in accordance with
            --------------
            and governed by the laws of the State of California, without regard to principles of conflicts of law. Litigation of disputes under this Agreement shall be conducted in the state or federal courts for the Northern District of California. The parties hereto consent to the jurisdiction of any local, state or federal court in which an action is commenced and located in accordance with the terms of this
            Section 20.3 and that is located in the Northern District of California. The parties further agree not to disturb such choice of forum, and if not residing in such state, waive the personal service of any and all process upon them, and consent that such service of process may be made by certified or registered mail, return receipt requested, addressed to the parties as set forth herein.

     20.4.  Confidentiality. In connection with the activities contemplated by
            ---------------
            this Agreement, each party may have access to confidential or proprietary technical or business information of another party, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information; (iii) any reporting information in Section 11 herein; and (iv) the terms of this Agreement and the relationship among the parties; (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of each of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, no party will knowingly disclose the Confidential Information of any other party or use such Confidential Information for its own benefit or for the benefit of any third party. Each party's obligations in this Section with respect to any portion of another party's Confidential Information shall terminate when the party seeking to avoid its obligation under such Section can document that: (i) it was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser;
            (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement.

     20.5.  Press Release. No party will make any public statement or other
            -------------
            announcement (including without limitation, issuing a press release) or pre-briefing any member of the press or other third party) relating to the terms or existence of this Agreement without the prior written approval of the other parties. Notwithstanding the foregoing and Section 20.4, the parties shall issue an initial joint press release, the timing and wording of which will be subject to each party's reasonable approval (which shall not be unreasonably withheld or delayed), regarding the relationship between the parties.

     20.6.  Injunctive Relief. Each party agrees that in the event of a breach
            -----------------
            or alleged breach of Sections 20.4 or 20.5 above that the other parties shall not have an adequate remedy at law, including monetary damages, and that the other parties shall consequently be entitled to seek a temporary restraining order, injunction, or other form of equitable relief against the continuance of such breach, in addition to any and all remedies to which any other party shall be entitled.

     20.7.  Subsidiaries. Each party unconditionally guarantees to the other
            ------------
            party the performance of all obligations by any of its subsidiaries under the Agreement (including, without limitation, payment obligations), as amended from time to time, or any other obligation of any subsidiary to the other party, now existing or hereafter arising. If either party's subsidiary does not perform such obligation, such party shall immediately perform such obligation.

     20.8.  Captions and Section Headings. Captions and section headings used in
            -----------------------------
            this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     20.9.  Survival. Termination or expiration of this Agreement for any reason
            --------
            shall not release any party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

     20.10. Force Majeure. If any party shall be delayed in its performance of
            -------------
            any obligation hereunder or be prevented entirely from performing any such obligation due to causes or events beyond its reasonable control, including without limitation any act of God, fire, strike or other labor problem, such delay or non-performance shall be excused and the time for performance shall be extended to include the period of such delay or non-performance.

     20.11. Consents and Approvals. Except where expressly provided as being in
            ----------------------
            the sole discretion of a party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a party under this Agreement shall not relieve the other party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

     20.12. Notices. All notices or other communications that shall or may be
            -------
            given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, overnight express mail, or by hand delivery. Such communications shall be deemed given and received upon confirmation of receipt, if sent by facsimile; the day after delivery if by overnight express mail; or upon delivery if hand delivered; or upon receipt of mailing, if sent by certified or registered mail; and shall be addressed to the parties as set forth above on the first page of this Agreement and to the attention of the Legal Department, with a Copy to the Office of the President, if to Telocity; and to the attention of the Legal Department, with a copy to the Office of the President, if to NBCi; or to such other addresses or persons as the parties may designate in writing from time to time.

     20.13. Third Party Beneficiary. The parties hereto agree that NBC shall be
            -----------------------
            a third party beneficiary of this Agreement for purposes of Section 4.15.

     20.14. Counterparts. This Agreement may be executed in one or more
            ------------
            counterparts, each of which shall be deemed a duplicate original and all of which, when taken together, shall constitute one and the same document.

     20.15. Entire Agreement. This Agreement constitutes and contains the entire
            ----------------
            agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements. This Agreement may not be amended except in writing signed by all parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. All exhibits attached to this Agreement are incorporated hereby and shall be treated as if set forth herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

NBC INTERNET, INC.                           TELOCITY, INC.

By:    /s/ Edmond Sanctis                    By:    /s/ Patti S. Hart
       ------------------------------               ----------------------------
       (Signature)                                  (Signature)

Name:  Edmond Sanctis                        Name:  Patti S. Hart
       ------------------------------               ----------------------------
       (Please print)                               (Please print)

Title: President & COO                       Title: President & CEO
       ------------------------------               ----------------------------

Date:  1/13/00                               Date:  ____________________________
       ------------------------------

FOR PURPOSES OF SECTION 4.14 AND 10.4:


NATIONAL BROADCASTING COMPANY, INC.

By:    Martin Yudkovitz
       --------------------------------
       (Signature)

Name:  Martin Yudkovitz
       --------------------------------
       (Please print)

Title: President NBC Interactive Media
       --------------------------------

Date:  1/18/00
       --------------------------------

December 14, 2000

Ms. Patti Manuel-Hart
President and Chief Executive Officer
Telocity, Inc.
10355 North De Anza Boulevard
San Jose, CA  94014

          Re:  Waiver of Right of First Negotiation
               ------------------------------------

Dear Ms. Hart:

     Reference is made to the Second Amended and Restated Inventors' Rights Agreement, dated as of December 13, 1999 by and among Telocity and certain stockholders of Telocity, including NBC Internet, Inc. (the "Rights Agreement").

     In connection with and conditional upon the execution of the Agreement and Plan of Merger (the "Acquisition") between Hughes Electronics Corporation, DIRECTV Broadband, Inc. and Telocity Delaware, Inc., a Delaware corporation (the "Company") by Hughes or one of its subsidiaries NBC Internet, Inc. hereby waives
 -------
its Right of First Negotiation as set forth in Section 6.2.2 of the Rights Agreement, with respect to the Acquisition only; provided that such acquisition be completed by June 1, 2001 and be for a per share purchase price of no less than $2.00. Neither (i) the Right of First Negotiation of NBC Internet, Inc. with respect to any subsequent proposed acquisition of the Company nor (ii) any other rights of NBC Internet, Inc. pursuant to the Rights Agreement shall be affected by the waiver set forth herein.

     If you are in agreement with the above terms and conditions of this Amendment/Waiver, please indicate you're acceptance by signing in the space provided below, and return one original to me.

Very truly yours,

NBC INTERNET, INC.

By: /s/ Jim Scheinman
   ---------------------------
Name: Jim Scheinman
Title: Sr V.P., Bus. Dev.


Accepted and Agreed:
TELOCITY, INC.

By: /s/ Patti S. Hart
   ---------------------------
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representation on the dates indicated below:

NBC INTERNET, INC.                           TELOCITY DELAWARE, INC.

By: /s/ Jim Scheinman                        By: /s/ Matt Stepovich
   --------------------------------             --------------------------------

Name: Jim Scheinman                          Name: MATT STEPOVICH
     ------------------------------               ------------------------------
           (please print)                                  (please print)

Its: SVP Business Development                Its: SVP Legal Affairs
    -------------------------------              -------------------------------

Date: 12-21-00                               Date: 12-21-00
     ------------------------------               ------------------------------



DIRECTV, Inc. acknowledges that if the Transaction Event takes place, a DIRECTV entity or its parent company will be successor to Telocity Delaware, Inc., and is signing this document solely to acknowledge this fact.


DIRECTV, INC.

By: /s/ Larry D. Hunter
   ------------------------------

Name: Larry D. Hunter
     ----------------------------
         (Please print)

Its: Vice President
    -----------------------------

Date: 12-21-00
     ----------------------------

                              AMENDMENT AGREEMENT

     This Amendment Agreement ("Agreement"), effective as of December 2l, 2000 (the "Amendment Effective Date"), is entered into by NBC Internet, Inc., a Delaware corporation ("NBCi") and Telocity Delaware, Inc., a Delaware corporation and the successor to Telocity, Inc. (together with its successors and assigns, "Telocity"). This Agreement hereby amends and/or terminates (as set forth below) the NBCi/Telocity Operating Agreement between NBCi and Telocity entered into as of December 10, 1999 and attached hereto as Exhibit B (the
                                                            ---------
"Operating Agreement") and the letter Advertising Agreement entered into by NBCi and Telocity and dated December 14, 1999 and attached hereto as Exhibit C (the
                                                                ---------
"Advertising Agreement"). Telocity acknowledges that NBCi may fulfill its obligations under this Agreement itself or through various of its subsidiaries. If there is any conflict between the terms of the Operating Agreement or the Advertising Agreement and the terms of this Agreement, the terms of this Agreement shall govern. The parties hereby agree as follows:

     1.   Defined Terms.
          -------------

          1.1 "Transaction Event" means consummation of an acquisition according to the Agreement and Plan of Merger (the "Acquisition") between Hughes Electronics Corporation, DIRECTV Broadband Inc., and Telocity Delaware, Inc. at a per share price for shares of Telocity, Inc. of no less than $2.00.

          1.2 "Advertiser-Branded Spot" means, for purposes of this Agreement and notwithstanding the definition in the Advertising Agreement, a spot that promotes solely Telocity's (or its successor's) multi-channel video services and/or high speed Internet services (including, but not limited to, services under the "DIRECTV" brand); provided, however, that such spot does not include any brand of an NBCi Competitor (as "NBCi Competitor" is defined in the Operating Agreement and updated in Exhibit D hereto). For avoidance of doubt,
                                   ---------
the parties acknowledge that the "DIRECTV" brand, even if DIRECTV or its parent company is owned by an NBCi Competitor, shall not be considered to be the brand of an NBCi Competitor.

          1.3 All other capitalized terms used but not defined herein shall have the meaning set forth in the Operating Agreement and/or Advertising Agreement (notwithstanding the termination of any parts of such agreements).

     2.   Contingency.  If the Transaction Event does not take place pursuant to
          -----------
the terms of the Agreement and Plan of Merger described in Section 1.1 of this Agreement, then this Agreement shall terminate and shall have no further effect. Notwithstanding such termination of this Agreement, all online and on-air promotions delivered pursuant to this Agreement and Schedule A hereto shall
                                                    ----------
count toward the total value of promotions required to be delivered by NBCi under the Operating Agreement and the Advertising Agreement.

     3.   Termination of Operating Agreement.
          ----------------------------------

          3.1  Termination and Survival.
               ------------------------

               3.1.1  Termination.  If the Transaction Event takes place, the
                      -----------
Operating Agreement will terminate on the date of the Transaction Event, and all rights and obligations thereunder, except as specifically set forth below in Section 3.1.2, shall cease. All outstanding amounts pursuant to revenue sharing owed by either party under Section 10 of the Operating Agreement will be forgiven upon termination of the Operating Agreement hereunder.

               3.1.2  Survival.  Notwithstanding the termination described in
                      --------
Section 3.1.1 hereof, Sections 6.3.1, 7.4, 7.5, 13.6, 15, 16, 17, 18, 19 and 20
of the Operating Agreement (and any definitions in the Operating Agreement relevant to such sections or to this Agreement) will survive such termination and are hereby incorporated into this Agreement as amended herein to the extent the terms in such sections do not conflict with the terms of this Agreement.

          3.2  Rebranding.  Telocity acknowledges that NBCi is currently re-
               ----------
branding and redesigning some or all of the NBCi Sites (including the site operating under the "Snap" brand), and NBCi's rights and obligations under the provisions of the Operating Agreement that survive as set forth in Section 3.1.2 above, will be applied to such re-branded and redesigned sites subject to NBCi's discretion.

          3.3  Online Promotions.
               -----------------

               3.3.1  Delivery of Impressions.  NBCi will deliver the
                      -----------------------
Impressions required to be delivered pursuant to Section 7.5 of the Operating Agreement substantially in accordance with the schedule attached hereto as Exhibit A, subject to Section 6.2 hereof. The type and placement of Impressions
---------
required to be delivered under Section 7.5 of the Operating Agreement, and the timing of delivery of Impressions (subject to the schedule in Exhibit A), shall
                                                              ---------
be at NBCi's sole discretion during the period from the Amendment Effective Date until the Transaction Event, and shall be at 100% of the rates in NBCi's current standard rate card. At NBCi's discretion and subject to availability, some of the value of the online Promotions deliverable pursuant to Section 7.5 of the Operating Agreement may be delivered as Spots or Advertiser-Branded Spots (subject to the applicable terms and conditions of Section 4 hereof).

               3.3.2  Content for Promotions.  Telocity will design and create
                      ----------------------
the content required for the Promotions in accordance with NBCi's technical and editorial guidelines and will deliver such content to NBCi via email no later than fifteen business days before the first day on which such Promotions are scheduled to be first delivered by NBCi. If such content is delivered to NBCi later than fifteen business days before a Promotion is scheduled to be delivered, then for each day in which such materials have not been delivered NBCi shall be deemed to have delivered the value of Impressions required to be delivered under this Agreement on a straight line, daily pro-rata basis.

          3.4  Co-Branded Site.  The Co-Branded Site created under the Operating
               ---------------
Agreement will remain in place until the Transaction Event. Following the Transaction Event and notwithstanding the termination of the Operating Agreement, subject to Telocity's discretion, the parties may continue to use the Co-Branded Site as contemplated under the Operating Agreement. In such event, upon advance notice of 10 business days from Telocity, NBCi will use commercially reasonable efforts to rebrand the Co-Branded Site to include branding for Telocity's successor entity.

          3.5  User Data.  Before the Transaction Event, each party will
               ---------
provide to the other party all such User data collected before the date of the Transaction Event as may be required to be provided under Sections 9.1, 9.5 and
9.6 of the Operating Agreement. Restrictions on the use of such data as set forth in the Operating Agreement are incorporated herein by reference.

     4.   Amendment to Advertising Agreement.
          ----------------------------------

          4.1  On Air Promotions.
               -----------------

               4.1.1  Delivery of Spots.  All Spots and Advertiser-Branded Spots
                      -----------------
required to be delivered by NBCi under the Advertising Agreement will be delivered substantially in accordance with the schedule attached hereto as Exhibit A, subject to Section 6.2 hereof; provided that Telocity will provide
---------
timely and reasonable cooperation with the scheduling and delivery of such Spots and Advertiser-Branded Spots, including timely approval of logo treatment and providing content required for such promotions. Spots will consist of a logo display and up to ten seconds of co-branded voice-over message. All Spots and Advertiser-Branded Spots shall be subject to NBCi's approval, which shall not be unreasonably withheld. Subject to the mutual agreement of the parties, Spots and Advertiser-Branded Spots delivered under this Agreement and/or the Advertising Agreement may be delivered on NBC TV or on local radio stations owned by Clear Channel Broadcasting, Inc. Spots and Advertiser-Branded Spots on radio will consist of up to ten seconds of voice-over message (which message will be co-branded in the case of Spots). The first sentence of Section 8 of the Advertising Agreement is hereby deleted and shall have no further effect.

               4.1.2  Value Rate of Spots.  The value rate of on air
                      -------------------
advertisements delivered under this Agreement and/or the Advertising Agreement will be (i) 42.5% of the Scatter Market Rate for Spots and (ii) 100% of the Scatter Market Rate for Advertiser-Branded Spots. "Scatter Market Rate" means the rate reasonably assigned by NBC to a television spot when the spot is broadcast by NBC, or by Clear Channel Broadcasting, Inc. to a radio spot when the spot is broadcast by a radio station owned by Clear Channel Broadcasting, Inc. NBC and Clear Channel Broadcasting, Inc. do not publish a rate card on the Scatter Market Rate, as rates vary per quarter and per advertiser.

               4.1.3  Content for Spots.  Telocity will provide timely and
                      -----------------
reasonable cooperation with respect to logo approval and voice over suggestions for the Spots or Advertiser-Branded Spots to be delivered by NBCi, and will provide Telocity logos required for such advertisements. The content for Spots and Advertiser-Branded Spots will be subject to NBCi's approval, which will not be unreasonably withheld. If Telocity content or approval required for the Spots or Advertiser-Branded Spots is delivered to NBCi by Telocity later than fifteen business days before a Spot or Advertiser-Branded Spot is scheduled to be delivered, then for each day in which such materials have not been delivered NBCi shall be deemed to have delivered the value of Spots and/or Advertiser-Branded Spots required to be delivered under this Agreement on a straight line, daily pro-rata basis. Telocity will be responsible for 25% of all production costs for the Spots and 100% of all production costs for the Advertiser-Branded Spots, and will reimburse NBCi for any such costs incurred by NBCi within thirty days of receiving an invoice from NBCi.

               4.1.4  Advertiser-Branded Spots.  Following the Transaction
                      ------------------------
Event, at Telocity's discretion NBCi shall deliver Advertiser-Branded Spots in place of Spots required to be delivered under the Advertising Agreement.

     5.   Additional Media Buy.
          --------------------

          5.1  Delivery of Promotions.  In addition to the online and on air
               ----------------------
promotions to be delivered pursuant to the Operating Agreement and Advertising Agreement, Telocity will purchase an additional $3,600,000 in promotions for delivery in the third quarter and fourth quarter of 2002 as set forth in Exhibit
                                                                         -------
A, subject to Section 6.2 hereof.  NBCi shall deliver $1,980,000 of such
-
additional promotions as online Promotions (valued at 100% of the rates in NBCi's current standard rate card), and $1,620,000 of such additional promotions as Spots or Advertiser-Branded Spots at Telocity's discretion on local radio stations owned by Clear Channel Communications, Inc. (valued at 42.5% of the Scatter Market Rate for Spots and 100% of the Scatter Market Rate for Advertiser-Branded Spots). The creation and delivery of all promotions under this Section 5 will be subject to all applicable provisions of this Agreement.

          5.2  Payment.  Telocity will pay NBCi monthly for the promotions
               -------
delivered in the previous month pursuant to Section 5.1, payable by check or wire transfer of immediately available funds promptly upon receipt of invoice from NBCi.

     6.   Additional Terms.
          ----------------

          6.1  Ongoing Relationship.  Between the Amendment Effective Date and
               --------------------
the Transaction Event, NBCi and Telocity will have good faith discussions regarding the possibility of an ongoing commercial relationship. Such discussions shall include, but not be limited to, NBCi's Portal Service, default start page service, Community Service, E-Commerce Services, enhanced television services, interactive television services, and list management services. Provided that the parties meet for such good faith discussions no later than sixty days after the date of the Transaction Event, nothing herein regarding good faith discussions may be construed to obligate any of the parties to a commitment as to the nature or outcome of such discussions or to give rise to any cause of action based on the nature, conduct or outcome of such discussions.

          6.2  Acceleration of Media.  If the parties do not enter into a long
               ---------------------
term agreement pursuant to the discussions under Section 6.1 hereof on or before June 1, 2001, then, starting in the first quarter of 2002, the schedule under Exhibit A for delivery of all remaining media by NBCi in each quarter will be
---------
accelerated by six months as set forth in Exhibit A.
                                          ---------

          6.3  Messaging.  NBCi may send an email message no later than five
               ---------
business days before the Transaction Event to all Users of the Telocity Services explaining how such Users may continue to use the NBCi Core Business. The content of such email messages shall be determined by NBCi with Telocity's approval, which approval shall not be unreasonably withheld. No later than ten business days before the Transaction Event, at NBCi's request, Telocity shall provide NBCi with any commercially reasonable technical or other information necessary for NBCi to provide the above instructions.

     7.   Miscellaneous.
          --------------

          7.1  Term.  The term of this Agreement will begin on the Amendment
               ----
Effective Date and end on December 31, 2002, unless otherwise terminated as set forth herein.

          7.2  Termination.
               -----------

               7.2.1  Termination for Cause.  Either NBCi or Telocity may
                      ---------------------
terminate this Agreement at any time by giving written notice of termination to the other party if the other party commits a material breach of its obligations hereunder and such breach is not cured within thirty days after notice thereof from the non-breaching party; provided, however, that no cure period shall be allowed where the relevant breach is not susceptible to cure within such cure period.

               7.2.2  Termination for Insolvency.  Either party may terminate
                      --------------------------
this Agreement immediately, and shall have no further obligation under this Agreement, if the other party adopts a plan of complete liquidation or dissolution; becomes insolvent; makes an assignment for the benefit of creditors; makes or sends notice of a bulk transfer; calls a meeting of its creditors with respect to its inability to pay its obligations owed to such creditors on customary terms; defaults under any agreement, document or instrument relating to the party's indebtedness for borrowed money; or ceases to do business as a going concern; or if a petition is filed by or against the party under any bankruptcy or insolvency laws.

               7.2.3  Competitor Termination.  NBCi may terminate this Agreement
                      ----------------------
and the Advertising Agreement at any time by giving written notice of termination to Telocity if Telocity experiences a change of ownership such that a direct competitor of NBCi holds an equity interest greater than thirty-three
(33) percent in Telocity, or otherwise acquires control of Telocity, or if Telocity is acquired by or merges with a direct competitor of NBCi. In the event of termination by NBCi under this Section 7.2.3, such termination shall be NBCi's sole remedy and NBCi and Telocity will have no further obligations hereunder or under the Advertising Agreement.

          7.3  Telocity Content.  Telocity hereby grants to NBCi and its
               ----------------
subsidiaries a nonexclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish Telocity Content and Telocity Marks provided to NBCi by Telocity solely as permitted hereunder in any medium or through any technology now known or hereafter devised. Any use of the Telocity Content and Telocity Marks by NBCi must comply with any reasonable usage guidelines communicated by Telocity to NBCi from time to time.

          7.4  General.  Upon the execution of this Agreement, each reference in
               -------
the Operating Agreement and Advertising Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the such agreements as amended hereby, and such agreements and this Agreement shall be read together and construed as one single instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives on the dates indicated below.


NBC INTERNET, INC.                           TELOCITY DELAWARE, INC.

By:  /S/                                     By:  /S/
   ---------------------------------            --------------------------------

Name:  Jim Scheinman                         Name:  Matt Stepovich
     -------------------------------              ------------------------------
              (Please print)                              (Please print)

Its:  SVP Business Development               Its:  SVP Legal Affairs
    --------------------------------             -------------------------------
Date:  12/21/00                              Date:  12/21/00
     -------------------------------              ------------------------------





     DIRECTV, Inc. acknowledges that if the Transaction Event takes place, a DIRECTV entity or its parent company will be successor to Telocity Delaware, Inc., and is signing this document solely to acknowledge this fact.


DIRECTV, INC.


By:  /S/
   ----------------------------------
Name:  Larry D. Hunter
     --------------------------------
               (Please print)

It's:  Vice President
     --------------------------------

Date:  12/21/00
     --------------------------------